Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 8, 2007 accompanying the consolidated financial statements (which includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (R), effective February 27, 2006) and Schedule II and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Park Electrochemical Corp. and subsidiaries on Form 10-K for the year ended February 25, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Park Electrochemical Corp. and subsidiaries on Form S-8 Nos. 33-55383, 33-63956 and 333-12463.

/s/ GRANT THORNTON LLP

New York, New York
May 8, 2007